Exhibit 4.3

Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934
As of December 31, 2021, Aerie Pharmaceuticals, Inc., a Delaware corporation, had one class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”): Common Stock, par value $0.001 per share (the “Common Stock”). The following summary includes a brief description of the Common Stock, as well as certain related additional information. Unless the context requires otherwise, references to “we,” “us,” “our” and the “Company” refer to Aerie Pharmaceuticals, Inc.
General
Our amended and restated certificate of incorporation authorizes us to issue up to 150,000,000 shares of Common Stock and 15,000,000 shares of preferred stock, par value $0.001 per share. As of December 31, 2021, we had issued and outstanding 48,444,473 shares of Common Stock and no shares of preferred stock.
In addition, as of December 31, 2021, we had outstanding 977,244 shares of restricted stock and options to purchase 6,550,610 shares of Common Stock.
As of December 31, 2021 we had 213 stockholders of record. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in “street” name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.
Common Stock
Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders (provided that, except as required by law, holders of Common Stock are not entitled to vote on any amendment to our amended and restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to our amended and restated certificate of incorporation) and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.
In the event of our liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of Common Stock are fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Stock Options
As of December 31, 2021, options to purchase 6,550,610 shares of Common Stock at a weighted average exercise price of $26.87 per share were outstanding, of which options to purchase 4,449,867 shares of Common Stock were exercisable, at a weighted average exercise price of $31.05 per share.

Anti-Takeover Provisions
Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.
Staggered Board; Removal of Directors
Our amended and restated certificate of incorporation and our amended and restated bylaws divide our board of directors into three classes with staggered three-year terms. In addition, subject to the rights of any outstanding preferred stock, a director may be removed only for cause. Subject to the rights of any outstanding preferred stock, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Furthermore, our amended and restated certificate of incorporation provides that, subject to the rights of any outstanding preferred stock, the authorized number of directors may be changed only by the resolution of our board of directors. The classification of our board of directors and the limitations on the removal of directors, change to the authorized numbers of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of the Company.
Stockholder Action by Written Consent; Special Meetings
Our amended and restated certificate of incorporation provides that our stockholders may not act by written consent. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our chairman of the board, our chief executive officer or our board of directors.
Advance Notice Requirements for Stockholder Proposals
Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.
Section 203 of the Delaware General Corporation Law
We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”), which prohibits a Delaware corporation from engaging in a business combination with any interested stockholder for a period of three years following the date the person became an interested stockholder, with the following exceptions:

•before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) pursuant to employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
In general, Section 203 defines business combination to include the following:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.
In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the entity’s or person’s affiliates and associates, beneficially owns, or is an affiliate of the corporation and within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
Amendments to Our Bylaws
The DGCL provides generally that the affirmative vote of a majority of the shares presents at any meeting and entitled to vote on a matter is required to amend a corporation’s bylaws, unless a corporation’s bylaws requires a greater percentage. Our amended and restated bylaws may be amended or repealed by (i) subject to the rights of any outstanding preferred stock, a vote of the majority of the directors present at any regular or special meeting of our board of directors at which a quorum is present, or (ii) the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in any annual election of directors.

Corporate Opportunities
To address situations in which officers or directors may have conflicting duties to different corporations, Section 122(17) of the DGCL allows a corporation to renounce, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of the corporation in specified classes or categories of business opportunities. Our amended and restated certificate of incorporation renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for any of ACP IV, L.P., Clarus Lifesciences II, L.P., Sofinnova Venture Partners VII, L.P. or TPG Funds, L.P. or any of their respective affiliates or any of their or their affiliates’ respective partners, members, directors, stockholders, employees or agents (whether or not any such person is our director), other than someone who is our employee. We do not renounce our interest in any corporate opportunity offered to any such person if such opportunity is offered to such person expressly and solely in his or her capacity as our director.
Limitation on Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation limits the liability of directors to the fullest extent Delaware law permits. The effect of these provisions is to eliminate the rights of the Company and our stockholders, through stockholders’ derivative suits on behalf of the Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, our directors will be personally liable to us and our stockholders for any breach of the director’s duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the DGCL or for any transaction from which the director derived an improper personal benefit. In addition, our amended and restated certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent Delaware law permits. We have entered into indemnification agreements with our current directors and officers. We also maintain directors and officers insurance.
Listing on the Nasdaq Global Market
Our Common Stock is listed on the Nasdaq Global Market under the symbol “AERI.”
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, LLC.
The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of our amended and restated certificate of incorporation and our amended and restated bylaws. For additional information we encourage you to read: our amended and restated certificate of incorporation and our amended and restated bylaws, both of which are exhibits to our Annual Report on Form 10-K; and applicable provisions of the DGCL, including Section 203.
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